Exhibit 99.3

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Revenues	$656,449	$670,752	$1,019,063	$1,028,220
Cost of sales	308,830	331,101	477,656	498,234

Gross margin	347,619	339,651	541,407	529,986
Selling, general and administrative	280,148	279,064	488,306	485,529
Depreciation and amortization	7,461	8,388	15,122	17,034
Other charges (gains)	488	926	488	(847)

Operating earnings	59,522	51,273	37,491	28,270
Interest expense	6,096	6,088	11,706	11,930

Earnings before income taxes	53,426	45,185	25,785	16,340
Income tax expense	2,640	3,977	2,305	3,396

Net earnings	$50,786	$41,208	$23,480	$12,944

Basic net earnings per common share:	$1.54	$1.27	$0.72	$0.40

Diluted net earnings per common share:	$1.13	$1.02	$0.52	$0.32

Weighted average number of common shares outstanding:
Basic	32,919	32,426	32,827	32,362
Diluted	45,022	40,305	44,837	40,470

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Net earnings	$50,786	$41,208	$23,480	$12,944
Foreign currency translation adjustment	(12,763)	(44)	(15,996)	470
Unrealized loss on interest rate swaps	(140)	—	(2,676)	—
Reclassification of loss on interest rate swaps to interest expense	65	—	85	—
Unrealized gain on securities, net	(128)	76	(54)	21

Comprehensive income	$37,820	$41,240	$4,839	$13,435

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	July 31,	January 31,
	2014	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$23,251	$17,060	$18,516
Merchandise inventories	864,275	767,540	836,624
Other current assets	48,260	53,335	51,311

Total current assets	935,786	837,935	906,451

Property and equipment	666,000	675,705	688,558
Less accumulated depreciation and amortization	(562,286)	(570,427)	(575,646)

Net property and equipment	103,714	105,278	112,912

Goodwill	92,376	98,372	100,756
Other assets	41,718	38,560	50,471
Deferred tax asset	107,110	107,110	96,888

Total assets	$1,280,704	$1,187,255	$1,267,478

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$276,907	$220,558	$263,384
Deferred revenue	81,667	82,110	86,813
Deferred tax liability	107,479	107,016	97,233

Total current liabilities	466,053	409,684	447,430

Long-term debt	445,267	410,050	473,975
Deferred revenue – long-term	105,004	109,135	115,664
Other liabilities	72,307	73,057	36,504

Commitments and contingencies

Stockholders’ investment:
Common stock	488	488	488
Additional paid-in capital	150,459	155,625	158,422
Accumulated other comprehensive income	28,374	47,015	53,860
Accumulated earnings	458,621	435,140	438,072

	637,942	638,268	650,842
Treasury stock	(445,869)	(452,939)	(456,937)

Total stockholders’ investment	192,073	185,329	193,905

Total liabilities and stockholders’ investment	$1,280,704	$1,187,255	$1,267,478

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	January 31,
	2014	2013
Cash Flows From Operating Activities:
Net earnings	$23,480	$12,944

Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash interest	1,454	1,452
Depreciation and amortization	15,122	17,034
Deferred taxes	352	614
Loss on disposition of property and equipment	690	632
Impairment of property and equipment	488	851
Stock-based compensation	2,261	1,742
Changes in operating assets and liabilities:
Merchandise inventories	(108,272)	(94,676)
Other current assets	3,696	(4,898)
Other assets	536	1,192
Accounts payable and accrued liabilities	57,515	56,593
Deferred revenue	(2,258)	(6,144)
Other liabilities	(1,446)	(110)

Net cash used in operating activities	(6,382)	(12,774)

Cash Flows From Investing Activities:
Payments for property and equipment	(18,007)	(12,667)
Purchase of available-for-sale investments	(5,157)	(1,674)
Proceeds from sales of available-for-sale investments	959	465

Net cash used in investing activities	(22,205)	(13,876)

Cash Flows From Financing Activities:
Borrowings under revolving credit agreement	2,676,300	2,738,400
Payments on revolving credit agreement	(2,640,500)	(2,717,500)
Proceeds from exercise of stock options	311	56
Payments on capital lease obligations	(551)	(489)

Net cash provided by financing activities	35,560	20,467

Effect of exchange rate changes on cash	(782)	96

Net change in cash and cash equivalents	6,191	(6,087)
Cash and cash equivalents at beginning of period	17,060	24,603

Cash and cash equivalents at end of period	$23,251	$18,516

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION

References to the “Company,” “we,” “us,” and “our” in this Form 10-Q are references to Zale Corporation and its subsidiaries. We are, through our wholly owned subsidiaries, a leading specialty retailer of fine jewelry in North America. At January 31, 2014, we operated 1,037 specialty retail jewelry stores and 623 kiosks located primarily in shopping malls throughout the United States, Canada and Puerto Rico.

We report our operations under three segments: Fine Jewelry, Kiosk Jewelry and All Other. Fine Jewelry is comprised of our three core national brands, Zales Jewelers®, Zales Outlet® and Peoples Jewellers and our two regional brands, Gordon’s Jewelers® and Mappins Jewellers®. Each brand specializes in fine jewelry and watches, with merchandise and marketing emphasis focused on diamond products. Zales Jewelers® is our national brand in the U.S. providing moderately priced jewelry to a broad range of guests. Zales Outlet® operates in outlet malls and neighborhood power centers and capitalizes on Zale Jewelers’® national marketing and brand recognition. Gordon’s Jewelers® is a value-oriented regional jeweler. Peoples Jewellers®, Canada’s largest fine jewelry retailer, provides guests with an affordable assortment and an accessible shopping experience. Mappins Jewellers® offers Canadian guests a broad selection of merchandise from engagement rings to fashionable and contemporary fine jewelry.

Kiosk Jewelry operates under the brand names Piercing Pagoda®, Plumb Gold™, and Silver and Gold Connection® through mall-based kiosks and is focused on the opening price point guest. Kiosk Jewelry specializes in gold, silver and non-precious metal products that capitalize on the latest fashion trends.

All Other includes our insurance and reinsurance operations, which offer insurance coverage primarily to our private label credit card guests.

We also maintain a presence in the retail market through our ecommerce sites www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com.

We consolidate all of our U.S. operations into Zale Delaware, Inc. (“ZDel”), a wholly owned subsidiary of Zale Corporation. ZDel is the parent company for several subsidiaries, including three that are engaged primarily in providing credit insurance to our credit customers. We consolidate our Canadian retail operations into Zale Canada Holding, L.P., which is a wholly owned subsidiary of Zale Corporation. All significant intercompany transactions have been eliminated. The consolidated financial statements are unaudited and have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In management’s opinion, all material adjustments (consisting of normal recurring accruals and adjustments) and disclosures necessary for a fair presentation have been made. Because of the seasonal nature of the retail business, operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on September 27, 2013.

Reclassification. Certain prior year amounts have been reclassified in the accompanying consolidated financial statements to conform to our fiscal year 2014 presentation.

2.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values. These tiers include:

Level 1 –	Quoted prices for identical instruments in active markets;

Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and

Level 3 –	Instruments whose significant inputs are unobservable.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The following tables include our assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value as of January 31, 2014
	Level 1	Level 2	Level 3
Assets
U.S. Treasury securities	$14,306	$—	$—
U.S. government agency securities	—	2,074	—
Corporate bonds and notes	—	5,718	—
Corporate equity securities	2,706	—	—

	$17,012	$7,792	$—

Liabilities
Interest rate swaps	$—	$2,591	$—

	Fair Value as of January 31, 2013
	Level 1	Level 2	Level 3
Assets
U.S. Treasury securities	$22,445	$—	$—
U.S. government agency securities	—	2,833	—
Corporate bonds and notes	—	868	—
Corporate equity securities	4,423	—	—

	$26,868	$3,701	$—

Investments in U.S. Treasury securities and corporate equity securities are based on quoted market prices for identical instruments in active markets, and therefore were classified as a Level 1 measurement in the fair value hierarchy. Investments in U.S. government agency securities and corporate bonds and notes are based on quoted prices for similar instruments in active markets, and therefore were classified as a Level 2 measurement in the fair value hierarchy (see Note 3 for additional information related to our investments).

The fair value of our interest rate swaps is calculated using significant observable inputs including the present value of estimated future cash flows using interest rate curves, and therefore were classified as a Level 2 measurement in the fair value hierarchy (see Note 4 for additional information related to our interest rate swaps).

Assets that are Measured at Fair Value on a Nonrecurring Basis

Impairment losses related to store-level property and equipment are calculated using significant unobservable inputs including the present value of future cash flows expected to be generated using a risk-adjusted weighted average cost of capital of 14.0 percent to 15.5 percent, and therefore are classified as a Level 3 measurement in the fair value hierarchy. For the six months ended January 31, 2014, store-level property and equipment of $0.7 million was written down to their fair value of $0.2 million, resulting in an impairment charge of $0.5 million. For the six months ended January 31, 2013, store-level property and equipment of $1.0 million was written down to their fair value of $0.1 million, resulting in an impairment charge of $0.9 million.

At the end of the second quarter of fiscal year 2014, we completed our annual impairment testing of goodwill pursuant to ASC 350, Intangible-Goodwill and Other. Based on the test results, we concluded that no impairment was necessary for the $73.0 million of goodwill related to the Peoples Jewellers acquisition and the $19.4 million of goodwill related to the Piercing Pagoda acquisition. As of the date of the test, the fair value of the Peoples Jewellers and Piercing Pagoda reporting units would have to decline by more than 30 percent and 41 percent, respectively, to be considered for potential impairment. We calculated the estimated fair value of our reporting units using Level 3 inputs, including: (1) cash flow projections for five years; (2) terminal year growth rates of two percent based on estimates of long-term inflation expectations; and (3) discount rates of 14.0 percent to 15.5 percent based on a risk-adjusted weighted average cost of capital that reflects current market conditions. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units, it is possible a material change could occur. If our actual results are not consistent with estimates and assumptions used to calculate fair value, we may be required to recognize goodwill impairments.

Other Financial Instruments

As cash and short-term cash investments, trade payables and certain other short-term financial instruments are all short-term in nature, their carrying amount approximates fair value. The outstanding principal of our revolving credit agreement and senior secured term loan approximates fair value as of January 31, 2014. The fair value of the revolving credit agreement and the senior secured term loan were based on estimates of current interest rates for similar debt, a Level 3 input.

3.	INVESTMENTS

Investments in debt and equity securities held by our insurance subsidiaries are reported as other assets in the accompanying consolidated balance sheets. Investments are recorded at fair value based on quoted market prices for identical or similar securities. All investments are classified as available-for-sale.

Our investments consist of the following (in thousands):

	January 31, 2014		January 31, 2013
	Cost	Fair Value	Cost	Fair Value
U.S. Treasury securities	$13,492	$14,306	$21,086	$22,445
U.S. government agency securities	1,984	2,074	2,641	2,833
Corporate bonds and notes	5,616	5,718	773	868
Corporate equity securities	1,888	2,706	3,501	4,423

	$22,980	$24,804	$28,001	$30,569

At January 31, 2014 and 2013, the carrying value of investments included a net unrealized gain of $1.8 million and $2.6 million, respectively, which is included in accumulated other comprehensive income. Realized gains and losses on investments are determined on the specific identification basis. There were no material net realized gains or losses during the three and six months ended January 31, 2014 and 2013. Investments with a carrying value of $7.4 million were on deposit with various state insurance departments at both January 31, 2014 and 2013, respectively, as required by law.

Debt securities outstanding as of January 31, 2014 mature as follows (in thousands):

	Cost	Fair Value
Less than one year	$3,272	$3,299
Year two through year five	11,081	11,853
Year six through year ten	6,680	6,879
After ten years	59	67

	$21,092	$22,098

4.	LONG–TERM DEBT

Long-term debt consists of the following (in thousands):

	January 31,
	2014	2013
Revolving credit agreement	$363,000	$390,700
Senior secured term loan	80,000	80,000
Capital lease obligations	2,267	3,275

	$445,267	$473,975

Amended and Restated Revolving Credit Agreement

On July 24, 2012, we amended and restated our revolving credit agreement (the “Amended Credit Agreement”) with Bank of America, N.A. and certain other lenders. The Amended Credit Agreement totals $665 million, including a $15 million first-in, last-out facility (the “FILO Facility”), and matures in July 2017. Borrowings under the Amended Credit Agreement (excluding the FILO Facility) are limited to a borrowing base equal to 90 percent of the appraised liquidation value of eligible inventory (less certain reserves that may be established under the agreement), plus 90 percent of eligible credit card receivables. Borrowings under the FILO Facility are limited to a borrowing base equal to the lesser of: (i) 2.5 percent of the appraised liquidation value of eligible inventory or (ii) $15 million. The Amended Credit Agreement is secured by a first priority security interest and lien on merchandise inventory, credit card receivables and certain other assets and a second priority security interest and lien on all other assets.

Based on the most recent inventory appraisal, the monthly borrowing rates calculated from the cost of eligible inventory range from 68 to 73 percent for the period of February through September 2014, 82 to 84 percent for the period of October through December 2014 and 71 percent for January 2015.

Borrowings under the Amended Credit Agreement (excluding the FILO Facility) bear interest at either: (i) LIBOR plus the applicable margin (ranging from 175 to 225 basis points) or (ii) the base rate (as defined in the Amended Credit Agreement) plus the applicable margin (ranging from 75 to 125 basis points). Borrowings under the FILO Facility bear interest at either: (i) LIBOR plus the applicable margin (ranging from 350 to 400 basis points) or (ii) the base rate plus the applicable margin (ranging from 250 to 300 basis points). We are also required to pay a quarterly unused commitment fee of 37.5 basis points based on the preceding quarter’s unused commitment.

If excess availability (as defined in the Amended Credit Agreement) falls below certain levels we will be required to maintain a minimum fixed charge coverage ratio of 1.0. Borrowing availability was approximately $259 million as of January 31, 2014, which exceeded the excess availability requirement by $197 million. The fixed charge coverage ratio was 2.47 as of January 31, 2014. The Amended Credit Agreement contains various other covenants including restrictions on the incurrence of certain indebtedness, payment of dividends, liens, investments, acquisitions and asset sales. As of January 31, 2014, we were in compliance with all covenants.

We incurred debt issuance costs associated with the revolving credit agreement totaling $12.1 million, which consisted of $5.6 million of costs related to the Amended Credit Agreement and $6.5 million of unamortized costs associated with the prior agreement. The debt issuance costs are included in other assets in the accompanying consolidated balance sheets and are amortized to interest expense on a straight-line basis over the five-year life of the agreement.

Interest Rate Swap Agreements

In September 2013, we executed interest rate swaps with Bank of America, N.A. to hedge the variability of cash flows resulting from fluctuations in the one-month LIBOR associated with our Amended Credit Agreement. The interest rate swaps replaced the one-month LIBOR with the fixed interest rates shown in the table below and are settled monthly. The swaps qualify as cash flow hedges and, to the extent effective, changes in their fair values are recorded in accumulated other comprehensive income in the consolidated balance sheet. The changes in fair values are reclassified from accumulated other comprehensive income to interest expense in the same period that the hedged items affect interest expense.

Interest rate swaps as of January 31, 2014 are as follows:

	Notional Amount	Fixed	Fair Value
Period	(in thousands)	Interest Rate	(in thousands)
October 2013 - July 2014	$215,000	0.29%	$117
August 2014 - July 2016	$215,000	1.19%	2,474

			$2,591

The change in the fair value of the interest rate swaps for the three and six months ended January 31, 2014 totaled $0.1 million and $2.7 million, respectively, and is included as an unrealized loss in other comprehensive income. There were no material amounts reclassified from accumulated other comprehensive income to interest expense during the three and six months ended January 31, 2014. The current portion of the fair value of the interest rate swaps totaled $1.0 million and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet. The current portion represents the amount that is expected to be reclassified from other comprehensive income to interest expense over the next 12 months. The non-current portion of the fair value of the interest rate swaps totaled $1.6 million and is included in other liabilities in the accompanying consolidated balance sheet.

Amended and Restated Senior Secured Term Loan

On July 24, 2012, we amended and restated our senior secured term loan (the “Amended Term Loan”) with Z Investment Holdings, LLC, an affiliate of Golden Gate Capital. The Amended Term Loan totals $80.0 million, matures in July 2017 and is subject to a borrowing base equal to: (i) 107.5 percent of the appraised liquidation value of eligible inventory plus (ii) 100 percent of credit card receivables and an amount equal to the lesser of $40 million or 100 percent of the appraised liquidation value of intellectual property minus (iii) the borrowing base under the Amended Credit Agreement. In the event the outstanding principal under the Amended Term Loan exceeds the Amended Term Loan borrowing base, availability under the Amended Credit Agreement would be reduced by the excess. As of January 31, 2014, the outstanding principal under the Amended Term Loan did not exceed the borrowing base. The Amended Term Loan is secured by a second priority security interest on merchandise inventory and credit card receivables and a first priority security interest on substantially all other assets.

Borrowings under the Amended Term Loan bear interest at 11 percent payable on a quarterly basis. We may repay all or any portion of the Amended Term Loan with the following penalty prior to maturity: (i) the present value of the required interest payments that would have been made if the prepayment had not occurred during the first year; (ii) 4 percent during the second year; (iii) 3 percent during the third year; (iv) 2 percent during the fourth year and (v) no penalty in the fifth year. The Amended Credit Agreement restricts our ability to prepay the Amended Term Loan if the fixed charge coverage ratio is not equal to or greater than 1.0 after giving effect to the prepayment.

The Amended Term Loan includes various covenants which are consistent with the covenants in the Amended Credit Agreement, including restrictions on the incurrence of certain indebtedness, payment of dividends, liens, investments, acquisitions, asset sales and the requirement to maintain a minimum fixed charge coverage ratio of 1.0 if excess availability thresholds under the Amended Credit Agreement are not maintained. As of January 31, 2014, we were in compliance with all covenants.

We incurred costs associated with the Amended Term Loan totaling $4.4 million, of which approximately $2 million was recorded in interest expense during the fourth quarter of fiscal year 2012. The remaining $2.4 million consists of debt issuance costs included in other assets in the accompanying consolidated balance sheet and are amortized to interest expense on a straight-line basis over the five-year life of the agreement.

Warrant and Registration Rights Agreement

In connection with the execution of the senior secured term loan in May 2010, we entered into a Warrant and Registration Rights Agreement (the “Warrant Agreement”) with Z Investment Holdings, LLC (“Z Investment”). Under the terms of the Warrant Agreement, Z Investment holds 11.1 million warrants (the “Warrants”) to purchase shares of our common stock, on a one-for-one basis, for an exercise price of $2.00 per share. The Warrants, which are currently exercisable and expire in May 2017, represented approximately 25 percent of our common stock on a fully diluted basis (including the shares issuable upon exercise of the Warrants and excluding certain out-of-the-money stock options) as of the date of the issuance. The number of shares and exercise price are subject to customary antidilution protection. The Warrant Agreement also entitles the holder to designate two, and in certain circumstances three, directors to our board.

The holders of the Warrants may, at their option, request that we register all or part of the common stock issuable under the Warrant Agreement for resale. In September 2013, Z Investment exercised their right to request that we register the common stock and on October 2, 2013 we filed a shelf registration statement on Form S-3 which has been declared effective by the SEC.

Capital Lease Obligations

We enter into capital leases related to vehicles for our field management. The vehicles are included in property and equipment in the accompanying consolidated balance sheets and are depreciated over a four-year life. Capital leases, net of accumulated depreciation, included in property and equipment as of January 31, 2014 and 2013 totaled $2.2 million and $3.2 million, respectively.

5.	OTHER CHARGES (GAINS)

During the second quarter of fiscal years 2014 and 2013, we recorded charges related to the impairment of long-lived assets for underperforming stores, primarily in Fine Jewelry, totaling $0.5 million and $0.9 million, respectively. The impairment of long-lived assets is based on the amount that the carrying value exceeds the estimated fair value of the assets. The fair value is based on future cash flow projections over the remaining lease term using a discount rate that we believe is commensurate with the risk inherent in our current business model. If actual results are not consistent with our cash flow projections, we may be required to record additional impairments.

Beginning in June 2004, various class-action lawsuits were filed alleging that the De Beers group violated U.S. state and federal antitrust, consumer protection and unjust enrichment laws. During the six months ended January 31, 2013, we received proceeds totaling $1.9 million as a result of a settlement reached in the lawsuit.

6.	EARNINGS PER COMMON SHARE

Basic earnings per common share is computed by dividing net earnings by the weighted-average number of common shares outstanding for the reporting period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the calculation of diluted earnings per share, the basic weighted-average number of shares is increased by the dilutive effect of stock options, restricted share awards and warrants issued in connection with the senior secured term loan determined using the Treasury Stock method.

The following table presents a reconciliation of the diluted weighted average shares (in thousands):

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Basic weighted average shares	32,919	32,426	32,827	32,362
Effect of potential dilutive securities:
Warrants	9,597	6,759	9,495	6,921
Stock options and restricted share awards	2,506	1,120	2,515	1,187

Diluted weighted average shares	45,022	40,305	44,837	40,470

The calculation of diluted weighted average shares excludes the impact of 0.9 million and 1.8 million antidilutive stock options for the three and six months ended January 31, 2014 and 2013.

7.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table includes detail regarding changes in the composition of accumulated other comprehensive income (in thousands):

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Beginning of period	$41,340	$53,828	$47,015	$53,369
Foreign currency translation adjustment	(12,763)	(44)	(15,996)	470
Unrealized loss on interest rate swaps	(140)	—	(2,676)	—
Reclassification of loss on interest rate swaps to interest expense	65	—	85	—
Unrealized gain (loss) on securities, net	(128)	76	(54)	21

End of period	$28,374	$53,860	$28,374	$53,860

8.	INCOME TAXES

We are required to assess the available positive and negative evidence to estimate if sufficient future income will be generated to utilize deferred tax assets. A significant piece of negative evidence that we consider is cumulative losses (generally defined as losses before income taxes) incurred over the most recent three-year period. Such evidence limits our ability to consider other subjective evidence such as our projections for future growth. As of January 31, 2014 and 2013, cumulative losses were incurred over the applicable three-year period.

Our valuation allowances totaled $82.7 million and $92.7 million as of January 31, 2014 and 2013, respectively. The valuation allowances were established due to the uncertainty of our ability to utilize certain federal, state and foreign net operating loss carryforwards in the future. The amount of the deferred tax asset considered realizable could be adjusted if negative evidence, such as three-year cumulative losses, no longer exists and additional consideration is given to our growth projections.

9.	SEGMENTS

We report our operations under three business segments: Fine Jewelry, Kiosk Jewelry, and All Other (See Note 1). All corresponding items of segment information in prior periods have been presented consistently. Management’s expectation is that overall economics of each of our major brands within each reportable segment will be similar over time.

We use earnings before unallocated corporate overhead, interest and taxes but include an internal charge for inventory carrying cost to evaluate segment profitability. Unallocated costs before income taxes include corporate employee-related costs, administrative costs, information technology costs, corporate facilities costs and depreciation and amortization. Income tax information by segment is not included as taxes are calculated at a company-wide level and not allocated to each segment.

	Three Months Ended		Six Months Ended
	January 31,		January 31,
Selected Financial Data by Segment	2014	2013	2014	2013
	(amounts in thousands)
Revenues:
Fine Jewelry (a)	$580,821	$590,131	$894,519	$897,091
Kiosk	72,801	77,905	119,000	125,723
All Other	2,827	2,716	5,544	5,406

Total revenues	$656,449	$670,752	$1,019,063	$1,028,220

Depreciation and amortization:
Fine Jewelry	$4,954	$5,393	$10,013	$10,914
Kiosk	516	689	1,093	1,428
All Other	—	—	—	—
Unallocated	1,991	2,306	4,016	4,692

Total depreciation and amortization	$7,461	$8,388	$15,122	$17,034

Operating earnings:
Fine Jewelry	$58,273	$47,712	$46,272	$31,010
Kiosk	10,622	10,513	8,067	8,764
All Other	1,309	1,094	2,501	1,906
Unallocated (b)	(10,682)	(8,046)	(19,349)	(13,410)

Total operating earnings	$59,522	$51,273	$37,491	$28,270

(a)	Includes $111.2 million and $120.4 million for the three months ended January 31, 2014 and 2013, respectively, and $174.1 million and $183.4 million for the six months ended January 31, 2014 and 2013, respectively, related to foreign operations.
(b)	Includes credits of $17.1 million and $16.9 million for the three months ended January 31, 2014 and 2013, respectively, and $32.9 million and $32.0 million for the six months ended January 31, 2014 and 2013, respectively, to offset internal carrying costs charged to the segments. The six months ended January 31, 2013 also includes a gain totaling $1.9 million related to the De Beers settlement.

10.	CONTINGENCIES

The Company is a defendant in three purported class action lawsuits, Tessa Hodge v. Zale Delaware, Inc., d/b/a Piercing Pagoda which was filed on April 23, 2013 in the Superior Court of the State of California, County of San Bernardino, Naomi Tapia v. Zale which was filed on July 3, 2013 in the U.S. District Court, Southern District of California, and Melissa Roberts v. Zale Delaware, Inc. which was filed on October 7, 2013 in the Superior Court of the State of California, County of Los Angeles. All three cases include allegations that the Company violated various wage and hour labor laws. Relief is sought on behalf of current and former Piercing Pagoda and Zales employees. The lawsuits seek to recover damages, penalties and attorneys’ fees as a result of the alleged violations. The Company is investigating the underlying allegations and intends to vigorously defend its position against them. The Company cannot reasonably estimate the potential loss or range of loss, if any, for the lawsuits.

The Company and its directors have been named as defendants in four purported shareholder class action lawsuits filed in the Court of Chancery of the State of Delaware: Andrew Breyer v. Zale Corporation, et al. filed on February 24, 2014, Marc Stein v. Zale Corporation, et al. and Ravinder Singh v. Zale Corporation, et al. each filed on March 3, 2014 and Mary Smart v. Zale Corporation, et al. filed on March 6, 2014. Each lawsuit alleges that, in connection with the proposed transaction between the Company and Signet Jewelers Limited, entered into on February 19, 2014, the Company’s directors breached their fiduciary duties to the Company’s shareholders and that the Company, Signet Jewelers Limited and Carat Merger Sub, Inc. aided and abetted such breaches. Each lawsuit seeks injunctive relief, rescission in the event the merger is consummated, monetary damages and attorneys’ and other fees and costs. The Company and its directors believe that the claims in the lawsuits are without merit, and intend to vigorously defend each pending lawsuit. The Company cannot reasonably estimate the potential loss or range of loss, if any, for the lawsuits.

We are involved in legal and governmental proceedings as part of the normal course of our business. Reserves have been established based on management’s best estimates of our potential liability in these matters. These estimates have been developed in consultation with internal and external counsel and are based on a combination of litigation and settlement strategies. Management believes that such litigation and claims will be resolved without material effect on our financial position or results of operations.

11.	DEFERRED REVENUE

We offer our Fine Jewelry guests lifetime warranties on certain products that cover sizing and breakage with an option to purchase theft protection for a two-year period. Revenues related to lifetime warranty sales are recognized in proportion to when the expected costs will be incurred, which we estimate to be over an eight-year period. A significant change in estimates related to the time period or pattern in which warranty-related costs are expected to be incurred could adversely impact our revenues and earnings. Revenues related to the optional theft protection are recognized over the two-year contract period on a straight-line basis. We also offer our Fine Jewelry guests a two-year watch warranty and our Fine Jewelry and Kiosk Jewelry guests a one-year warranty that covers breakage. The revenue from the two-year watch warranty and one-year breakage warranty is recognized on a straight-line basis over the respective contract terms.

The change in deferred revenue associated with the sale of warranties is as follows (in thousands):

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Deferred revenue, beginning of period	$183,224	$199,239	$191,245	$208,516
Warranties sold (a)	43,907	44,569	69,841	69,549
Revenue recognized	(40,460)	(41,331)	(74,415)	(75,588)

Deferred revenue, end of period	$186,671	$202,477	$186,671	$202,477

(a)	Warranty sales for the three and six months ended January 31, 2014 include approximately $1.8 million and $2.3 million, respectively, related to the depreciation in the Canadian currency rate on the beginning of the period deferred revenue balance. The change in the Canadian currency rate did not have a significant impact on the beginning of the period deferred revenue balance for the three and six months ended January 31, 2013.

Gross margin associated with warranties totaled $32.7 million and $34.2 million, respectively, during the three months ended January 31, 2014 and 2013 and $60.1 million and $62.3 million, respectively, during the six months ended January 31, 2014 and 2013.

12.	SUBSEQUENT EVENTS

Merger Agreement

On February 19, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Signet Jewelers Limited, a Bermuda corporation (“Signet”), and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet (“Merger Sub”). The Merger Agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Signet at a price of $21 per share in cash. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Signet. Consummation of the Merger is subject to various customary conditions set forth in the Merger Agreement, including, among other things, the adoption of the Merger Agreement by the Company’s stockholders, the absence of laws or orders prohibiting or restraining the Merger and the receipt of certain required antitrust approvals. We cannot predict with certainty whether and when any of these conditions will be satisfied. For additional information regarding the Merger and the Merger Agreement, please refer to our Current Report on Form 8-K filed with the SEC on February 19, 2014 (the “February 19th 8-K”). The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the February 19th 8-K.

Voting and Support Agreement

On February 19, 2014, and in connection with the execution of the Merger Agreement, Z Investment entered into a Voting and Support Agreement with Signet and the Company (the “Voting Agreement”). Pursuant to the Voting Agreement, Z Investment has agreed, among other things, to exercise its Warrants (see Note 4) and to vote, or cause to be voted, the shares of the Company’s common stock issued upon such exercise in favor of the adoption of the Merger Agreement. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Exhibit 10.1 to the February 19th 8-K.